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                               PALMER & DODGE LLP
                                One Beacon Street
                              Boston, MA 02108-3190
                                 (617) 573-0100





                                             April 15, 1998



First Investors Multi-State Insured Tax Free Fund
95 Wall Street
New York, New York  20005

Gentlemen:

     We have acted as special Massachusetts tax counsel to you to determine the Massachusetts personal income tax and corporate excise consequences of receipt of distributions from the Massachusetts Fund (the "Massachusetts Fund") of First Investors Multi-State Insured Tax Free Fund (the "Fund") by holders of shares of the Massachusetts Fund and the Massachusetts estate tax consequences of holding shares in the Massachusetts Fund.

     In rendering this opinion, we have relied on your representations that the Fund is a corporate trust within the meaning of chapter 62, section 1(j) of Massachusetts General laws and that the Massachusetts Fund qualifies and will continue to qualify as a separate regulated investment company within the meaning of section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Based on your representations and our examination of relevant laws, we are of the opinion that under existing law, as applied by the Massachusetts Department of Revenue's Technical Information Release 97-14, holders of shares of the Massachusetts Fund who are subject to income taxation under Mass. G.L. c. 62 will not be subject to tax on distributions from the Massachusetts Fund for periods during which the Massachusetts Fund qualifies as a regulated investment company under section 851 of the Code, to the extent that these distributions
(1) qualify as exempt interest dividends of a regulated investment company within the meaning of Code section 852(b)(5) which are directly attributable to interest exempt from Massachusetts taxation under any provision of law, on obligations issued by the Commonwealth of Massachusetts, its instrumentalities or its political subdivisions, by the government of Puerto Rico or by its authority, by the government of Guam or by its authority, or by the government of the Virgin Islands or by its authority; (2) are attributable to interest on obligations of the United States exempt from state income taxation; or (3) qualify as capital gain dividends within the meaning of Code section 852(b)(3)(C) which are attributable to gain exempt from Massachusetts taxation under any provision of law, on obligations issued by the Commonwealth of Massachusetts, its instrumentalities or political subdivisions.


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     The Massachusetts Fund must identify the items not subject to tax in a written notice to the shareholders. Holders of shares of the Massachusetts Fund who are subject to income taxation under Mass. G.L. c. 62 will generally be subject to tax on distributions which are from sources other than those described above. This opinion is expressly conditioned on continuation in effect of Technical Information Release 97-14 or enactment of Massachusetts legislation adopting for purposes of Massachusetts personal income tax the current Internal Revenue Code definition of a regulated investment company.

     If a holder of shares of the Massachusetts Fund is a corporation subject to the Massachusetts corporate exercise under Mass. G.L. c. 63, distributions received from the Massachusetts Fund will be includable in gross income and generally may not be deducted by such a corporate holder in computing its net income. The shares of the Massachusetts Fund will be includable in the gross estate of a deceased individual holder who is a resident of Massachusetts for purposes of the Massachusetts estate tax under Mass. G.L. c. 65C, section 2A.

     The material set forth under the caption "State Income Taxes. Massachusetts" in the prospectus is a fair summary of this opinion. We consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 22 to the Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and to the reference to us under the heading "State Income Taxes. Massachusetts".


                                             Very truly yours,


                                             /s/Palmer & Dodge LLP